Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT

THIS SETTLEMENT AND LICENSE AGREEMENT is made and entered into this 12th day of February, 2005 (the “Effective Date”) between Ariba, Inc. (“Ariba”), on the one hand, and ePlus, Inc. (“ePlus”), on the other hand (referred to collectively herein as the “Parties” or in the singular as “Party”).

Ariba is a Delaware corporation having its principal place of business at 807 11th Avenue, Sunnyvale, California 94089. ePlus is a Delaware corporation having its principal place of business at MS-128, 13595 Dulles Technology Drive, Herndon, Virginia 20171-3413. As used herein, “Ariba” and “ePlus” shall each include the Parties’ respective parents, predecessors-in-interest, affiliates, officers, directors, agents, and employees.

WHEREAS, certain disputes have arisen between the Parties including, without limitation, the claims, defenses and counterclaims asserted by the Parties in the case captioned ePlus, Inc. v. Ariba, Inc., Civil Action No. 1:04-cv-612 (LMB/BRP) (E.D. Va.), now pending in the United States District Court for the Eastern District of Virginia (Alexandria Division) (hereinafter referred to as “the Action”);

WHEREAS, the Parties wish to terminate the Action by agreeing to a settlement of all claims, defenses and counterclaims asserted or which could have been asserted in the Action without any admission by any party to the Action of any liability to any other party to the Action; and

WHEREAS, the Parties intend to settle and fully resolve all claims, asserted or unasserted, which they have against one another and wish to grant and deliver the executory patent licenses on the terms and conditions set forth herein:

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, validity, and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

A. DEFINITIONS

1. “ePlus Patents” means (a) all issued patents owned by ePlus as of the Effective Date of this Settlement and License Agreement; (b) all patents resulting from pending patent applications owned by ePlus with an effective filing date on or before the Effective Date of this Settlement and License Agreement; (c) all divisional, continuation, continuation-in-part, re-issued, reexamined or continued prosecution and foreign counterpart applications that issue or claim priority from the patents or patent applications in (a), (b), and (d); and (d) all patents purchased or acquired by ePlus within three (3) years of the Effective Date of this Settlement and License Agreement. A Schedule setting forth the patents covered in (a) as of the Effective Date of this Settlement and License Agreement is attached as Exhibit C.

2. “Ariba Patents” means (a) all issued patents owned by Ariba as of the Effective Date of this Settlement and License Agreement; (b) all patents resulting from pending patent applications owned by Ariba with an effective filing date on or before the Effective Date of this Settlement Agreement; (c) all divisional, continuation, continuation-in-part, re-issued, reexamined or continued prosecution and foreign counterpart applications that issue or claim priority from the patents or patent applications in (a), (b), and (d); and (d) all patents purchased or acquired by Ariba within three (3) years of the Effective Date of this Settlement and License Agreement. A Schedule setting forth the patents covered in (a) as of the Effective Date of this Settlement and License Agreement is attached as Exhibit D.

3. “Change in Control” of a Party means (a) the closing of the sale, transfer or other disposition of all or substantially all of the Party’s assets, (b) the consummation by the Party of a merger or consolidation with or into another entity or other similar transaction (except a merger, consolidation or other similar transaction in which the holders of capital stock of the Party immediately prior to such merger, consolidation or other similar transaction continue to hold at least 50% of the voting power of the capital stock of the Party or the surviving or acquiring entity), (c) the acquisition by a person or group of affiliated persons of the Party’s securities, whether by merger, consolidation, tender offer or otherwise and whether in one transaction or a series of related transactions, if, after such acquisition, such person or group would hold at least a majority of the outstanding voting stock of the Party (or the surviving or acquiring entity) or (d) a liquidation, dissolution or winding up of the Party following the formation of a partnership or other joint venture with a third party in which the Party contributes to such partnership or joint venture (whether by transfer or license) products or the right to use products that would infringe ePlus Patents or Ariba Patents of the other Party if the Party did not hold a license from the other Party granting it the right to use such patents. “Change in Control” includes any Change in Control as a result of a bankruptcy proceeding and this provision is intended to remain in effect with respect to such a Change in Control. Notwithstanding the foregoing, a “Change in Control” shall not include a transaction if its sole purpose is to change the state of the Party’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Party’s securities immediately prior to such transaction.

4. The term “affiliate” means any subsidiary, corporation, firm or entity directly or indirectly controlled by, or under common control of any Party. “Control,” as used in this definition, means the ownership, directly or indirectly, of 50 percent or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or 50 percent or more of the equity interest in the case of any other type of entity.

B. LICENSE FEE PAYMENTS

5. In consideration for the grant from ePlus to Ariba of the executory license set forth below, Ariba shall pay to ePlus a total amount of thirty-seven million dollars ($37,000,000) payable as follows: (a) one million dollars ($1,000,000) on the first business day following the Effective Date of this Settlement and License Agreement; (b) fourteen million dollars ($14,000,000) within five (5) business days of the Effective Date of this Settlement and License Agreement; and (c) twenty-two million dollars ($22,000,000) on or before March 31, 2005.

6. Absent written notice delivered by ePlus at least three (3) business days in advance or otherwise agreed in writing by the Parties, payments hereunder shall be made to ePlus by wire transfer to:

ePlus Systems Inc.

Bank of America

Acct. No. 00413437816

ABA Routing No.: 051000017

7. All payments made under this Section B are non-refundable except in the event of a material breach by ePlus of the representations and warranties contained in Subparagraph(s) 27(c) and/or (d), in which case the payments would be refundable to the amount of the actual damages incurred by Ariba resulting from that material breach.

C. DISMISSAL WITH PREJUDICE

8. Contemporaneous with the execution of this Settlement and License Agreement and the Mutual Release (described below), the attorneys of record for the Parties will jointly submit to the Court a Proposed Stipulation and Order of Dismissal with Prejudice in the form attached hereto as Exhibit A.

D. MUTUAL RELEASE

9. Simultaneous with the execution of this Settlement and License Agreement, the Parties will execute a Mutual Release in the form attached hereto as Exhibit B, in which, among other things, ePlus waives all claims for past damages against Ariba.

E. FORM OF JUDGMENT UPON DEFAULT

10. A Consent Judgment (a form of which has been delivered to ePlus and which has been initialed by a representative of Ariba) shall be entered by the Court, at ePlus’s direction (which direction may be given in ePlus’s sole and exclusive discretion), if and only if Ariba does not make any of the payments as called for by Paragraph 5 after notice of the failure by ePlus and twenty-four (24) hours to cure.

F. LICENSES OF INTELLECTUAL PROPERTY

11. Subject to the terms and conditions set forth herein, Ariba hereby grants to ePlus a personal, non-exclusive, non-transferable, non-sublicensable, non-assignable (all except as provided in Paragraph 17), fully paid-up, worldwide license to make, use, import, sell and offer for sale any products or services that are covered by one or more claims of the Ariba Patents, where each patent license granted under this Paragraph shall terminate at the expiration of the patent covered by such license. All such products which are imported, distributed, sold or utilized in any manner and which are covered by one or more claims of any Ariba Patent will be marked pursuant to 35 U.S.C. § 287.

12. Subject to the terms and conditions set forth herein, and in exchange for Ariba’s promise to pay the license fee set forth in Paragraph 5 above, ePlus hereby grants to Ariba a personal, non-exclusive, non-transferable, non-sublicensable, non-assignable (all except as provided in Paragraph 17), fully paid-up, worldwide license to make, use, import, sell and offer for sale any products and services that are covered by one or more claims of the ePlus Patents, where each patent license granted under this Paragraph shall terminate at the expiration of the patent covered by such license. All such products which are imported, distributed, sold or utilized in any manner and which are covered by one or more claims of any ePlus Patent will be marked pursuant to 35 U.S.C. § 287.

13. Subject to the terms and conditions set forth herein, Ariba hereby grants to each of ePlus’s past, present, or future customers, resellers, hosting or outsourcing partners, VARs, OEMs, and channel and business partners a personal, non-exclusive, non-transferable, non-sublicensable, nonassignable, fully paid-up, worldwide license to the Ariba Patents, to make, use, import, sell, and offer to sell any products or services (including but not limited to electronic services), delivered by ePlus into channels of commerce, that are covered by the claims of any such patent (“Covered ePlus Products/Services”). Each patent license granted under this Paragraph shall terminate at the expiration of the licensed patent. All Covered ePlus Products/Services which are imported, distributed, sold or utilized in any manner and which are covered by one or more of the claims of any Ariba Patent will be marked pursuant to 35 U.S.C. § 287.

14. Subject to the terms and conditions set forth herein, ePlus hereby grants to each of Ariba’s past, present, or future customers, resellers, hosting or outsourcing partners, VARs, OEMs, and channel and business partners a personal, non-exclusive, non-transferable, non-sublicensable, nonassignable, fully paid-up, worldwide license to the ePlus Patents, to make, use, import, sell and offer to sell any products or services (including but not limited to electronic services such as the Ariba Supplier Network) delivered by Ariba into channels of commerce that are covered by the claims of any such patent (“Covered Ariba Products/Services”). Each patent license granted under this Paragraph shall terminate at the expiration of the licensed patent. All Covered Ariba Products/Services which are imported, distributed, sold or utilized in any manner and which are covered by one or more of the claims of any ePlus Patent will be marked pursuant to 35 U.S.C. § 287.

15. Neither Party shall take any action contrary to or inconsistent with Paragraphs 11, 12, 13, and 14 above.

16. Upon request not more than twice annually, each Party agrees to provide written notice to the other Party of the issuance of any patent covered by the licenses granted hereunder.

17. Except as set forth in this Paragraph, the licenses under a Party’s patents granted herein are personal and not transferable or assignable. In the event of a Change in Control of a Party to an acquiring/surviving entity that takes place within four (4) years of the Effective Date of this Settlement and License Agreement, the acquiring/surviving entity has the option to acquire the licenses to the ePlus Patents or Ariba Patents (as the case may be) granted herein by paying the licensing Party, ePlus or Ariba (as the case may be), a sum of twenty million dollars ($20,000,000). This option shall expire if not exercised within one (1) month after the closing of the Change in Control. In the event of a Change in Control of a Party to an acquiring/surviving entity that takes place more than four (4) years after the effective date of this Settlement Agreement, the licenses to the ePlus Patents or Ariba Patents (as the case may be) granted herein are freely assignable to such an acquiring/surviving entity without payment to ePlus.

18. The patent licenses granted in this Section of the Settlement and License Agreement are executory in nature within the meaning of 11 U.S.C. § 365(n).

19. Except as specifically set forth in this Section, this Settlement and License Agreement does not grant either Party any license to, or otherwise transfer any rights in, any intellectual property of either Party.

20. Any failure by Ariba to make the payments called for in Section B (uncured within 24 hours after notice) shall result in the automatic termination of the patent licenses granted by ePlus to Ariba under this Section.

21. In the event a Party becomes a debtor in a bankruptcy proceeding, that Party agrees that, within seven (7) calendar days of the commencement of the bankruptcy proceeding, it will file an expedited motion in the bankruptcy court seeking authorization to either assume or reject the executory patent licenses granted by the other Party. A failure to file and prosecute such a motion, or thereafter to have failed to assume or reject the executory patent licenses within twenty-five (25) calendar days after the commencement of the bankruptcy proceeding, will result in the immediate and automatic termination of the executory patent licenses without the need for any action by the other Party. In connection with any assumption, the Party in bankruptcy shall be required to cure all defaults and otherwise shall satisfy the preconditions to assumption described in 11 U.S.C. § 365.

22. If Ariba, or a trustee acting on Ariba’s behalf in a bankruptcy proceeding, should prosecute against ePlus an action to avoid and recover any portion of the payments paid to ePlus in Paragraph 5 above then, upon entry of an order directing ePlus to make any such payment, ePlus shall have the right, but not the obligation, to rescind the entirety of this Settlement and License Agreement, including the grant to Ariba of the executory patent license.

G. RETURN OF CONFIDENTIAL MATERIALS

23. Within sixty (60) days of the execution of this Settlement and License Agreement and the Mutual Release, each Party shall ensure, at its own cost, compliance with the provisions of Paragraph 13.2 of the Amended Stipulated Protective Order signed by counsel for the Parties to the Action, regarding the return of documents and other materials produced in the Action and designated as “Confidential.” Pursuant to that provision, counsel for the Parties shall ensure that within sixty (60) days of the entry of this Settlement and License Agreement all documents or other materials produced in the Action and labeled as “Confidential” are (at the option of the producing party) either returned to the party who produced said material or are destroyed and certify in writing to the opposing party that this obligation has been complied with.

H. PARTIES TO BEAR THEIR OWN COSTS AND FEES

24. Each party is to bear its own costs and attorneys fees as it relates to the Action.

I. COURT’S CONTINUING JURISDICTION

25. The Parties agree that the Court shall retain continuing jurisdiction over the enforcement of this Settlement and License Agreement. In the event any dispute arises over the terms of this Settlement and License Agreement, the dispute will be heard in the United States District Court for the Eastern District of Virginia (Alexandria Division).

K. CHOICE OF LAW

26. The form, execution, validity, construction and effect of this Settlement and License Agreement shall be determined in accordance with the laws of the State of New York.

L. NOTICE

27. Any notices that are required or permitted hereunder shall be sent as follows and are deemed effective upon receipt:

To Ariba:
Ariba, Inc.
Attn: General Counsel
Attn: Chief Financial Officer
807 11th Avenue
Sunnyvale, CA 94089

With a copy to:
Peter E. Moll
Howrey Simon Arnold & White LLP
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20006

To ePlus:
ePlus, Inc.
Attn: Erica S. Stoecker
General Counsel
MS-128, 13595 Dulles Technology Drive
Herndon, Virginia 20171-3413

With a copy to:
Scott L. Robertson
Hunton & Williams LLP
1900 K Street, N.W.
Washington, DC 20006-1109

M. MISCELLANEOUS

28. Each of the Parties represents and warrants as follows:

a. Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement and licenses provided for herein and the advisability of executing this Settlement and License Agreement.

b. Each Party acknowledges that it has read this Settlement and License Agreement, including all of the attached Exhibits, and understands the contents thereof.

c. Each Party has not heretofore assigned or transferred any of the claims or potential claims between the Parties that are being resolved by this Settlement and License Agreement.

d. Each Party has full and complete authority to make the settlement and grant the licenses provided for herein, to enter into this Settlement and License Agreement, and to execute the Mutual Release in the form attached hereto as Exhibit B.

e. The Parties shall execute all such further and additional documents as may be necessary or desirable to carry out the provisions of this Agreement.

29. The Parties covenant, agree, and represent that no promise, inducement, or agreement not herein expressed has been made to any of them, and that this Settlement and License Agreement together with the Mutual Release and other attachments hereto are all integrated into and part of this agreement, and together they constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements and discussions. This Settlement and License Agreement may be amended only by an agreement in writing executed by all Parties to this Settlement and License Agreement.

30. In the event any patent that should have been listed in Schedules C or D is inadvertently omitted from those schedules, or if any patent should not be listed on either Schedule, the patent may be added or deleted (as the case may be) upon discovery of the error. Within 15 days, counsel for each Party will provide a letter to counsel for the other Party identifying pending U.S. and foreign patent applications (to the extent permissible by law) that are licensed hereunder. All such information on patent applications will be held in the strictest confidence by the receiving Party and shall not be used or disclosed except as required by duly issued court process.

31. This Settlement and License Agreement together with the Mutual Release and other attachments hereto are binding upon and shall inure to the benefit of: (a) the Parties, their heirs, beneficiaries, successors, assigns, executors, and administrators; (b) the Parties’ parent companies; (c) the Parties’ affiliates, divisions and subsidiaries; and (d) the officers, directors, employees, agents, and representatives of any entity referred to herein.

32. Each Party has participated in the drafting and preparation of this Settlement and License Agreement together with the Mutual Release and other attachments hereto. Hence, in any construction of this Settlement and License Agreement together with the Mutual Release and other attachments hereto, the same shall not be construed against any Party.

33. This Settlement and License Agreement together with the Mutual Release and other attachments hereto will not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity between the Parties.

34. This Settlement and License Agreement together with the Mutual Release and other attachments hereto are executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

35. If a Party breaches this Settlement and License Agreement or Mutual Release, then that Party shall pay the reasonable attorneys fees and costs incurred by the other Party as a result of that breach.

36. If either Party receives written notice from one of its past, present, or future customers, resellers, hosting or outsourcing partners, VARs, OEMs, and channel and business partners that the other Party has taken some action that could give rise to a claim for breach of this Settlement and License Agreement or the Mutual Release, then the Party that receives such notice shall promptly notify the other Party in writing of that notice.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Settlement and License Agreement.

ARIBA, INC.

Date: February 12, 2005	By:
James Frankola
Chief Financial Officer

EPLUS, INC.

Date: February 12, 2005	By:
Phillip G. Norton
Chairman, Chief Executive Officer and President

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Alexandria Division

EPLUS, INC., Plaintiff, v. ARIBA, INC., Defendant.	) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 1:04-cv-612 (LMB/BRP)

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE

The parties hereto, acting by and through counsel, do hereby stipulate that this action, including all claims, defenses or counterclaims brought or which could have been brought, is hereby dismissed with prejudice, each party to bear its own costs.

The Court shall retain jurisdiction to enforce the terms of the settlement entered into in this case.

STIPULATED AND AGREED TO:

__________________________________	__________________________________
Thomas J. Cawley (VSB #04612)	Peter E. Moll, Esq.
David M. Young (VSB #35997)	Joseph P. Lavelle, Esq.
HUNTON & WILLIAMS LLP	David W. Long, Esq. (VSB #42926)
1751 Pinnacle Drive, Suite 1700	Brian A. Rosenthal, Esq.
McLean, Virginia 22102	HOWREY SIMON ARNOLD & WHITE, LLP
1299 Pennsylvania Ave., NW
Washington, DC 20004

Attorneys for Defendant Ariba, Inc.
Scott L. Robertson
Jennifer A. Albert
Brian M. Buroker (VSB #39581)
HUNTON & WILLIAMS LLP
1900 K Street, N.W.
Washington, DC 20006-1109

Attorneys for Plaintiff ePlus, Inc.

DATED: February , 2005

SO ORDERED:

United States District Court Judge

EXHIBIT B

MUTUAL RELEASE

THIS MUTUAL RELEASE is entered into by Ariba, Inc. (“Ariba”), on the one hand, and ePlus, Inc. (“ePlus”), on the other hand.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Settlement and License Agreement between the Parties, and other good and valuable consideration, the receipt, validity, and sufficiency of which is hereby acknowledged, the Parties, wishing to release each other, agree as follows:

1. As used herein:

(a) “Ariba” shall mean Ariba, Inc., and all of its parents, predecessors-in-interest, affiliates, officers, directors, agents, employees, or other persons or entities acting on its behalf.

(b) “ePlus” shall mean ePlus, Inc., and all of its parents, predecessors-in-interest, affiliates, officers, directors, agents, employees, or other persons or entities acting on its behalf.

(c) The term “affiliates” shall have the same meaning as used in the Settlement and License Agreement.

(d) The terms “Party” and “Parties” shall have the same meaning as used in the Settlement and License Agreement.

2. Ariba, intending to be legally bound, does for itself and for its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, hereby remise, release, acquit and forever discharge ePlus and each of its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, of and from all manner of actions, causes of actions, suits, debts, dues and sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, in admiralty, or in equity, against ePlus and its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, which it ever had, now has, or which they or their successors hereafter can, shall, or may have for, upon, by reason of any manner, cause, or thing whatsoever from the beginning of the world to the date of this Mutual Release including, but without limitation, those claims relating to, referring to, arising out of, or in connection with the facts, circumstances, or occurrences set forth in the complaint, counterclaims, defenses, cross-claims, or other pleadings in ePlus, Inc. v. Ariba, Inc., Civil Action No. 1:04-cv-612 (LMB/BRP) (E.D. Va.), now pending in the United States District Court for the Eastern District of Virginia (Alexandria Division).

3. ePlus, intending to be legally bound, does for itself and for its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, hereby remise, release, acquit, waive and forever discharge Ariba and each of its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, of and from all manner of actions, causes of actions, suits, debts, dues and sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, in admiralty, or in equity, against Ariba and its successors, assigns, divisions, affiliates, parents, directors, officers, employees, agents, representatives, legal representatives, predecessors in interest, and for all persons and entities in which they or any of them own a controlling interest, which it ever had, now has, or which they or their successors hereafter can, shall, or may have for, upon, by reason of any manner, cause, or thing whatsoever from the beginning of the world to the date of this Mutual Release including, but without limitation, those claims relating to, referring to, arising out of, or in connection with the facts, circumstances, or occurrences set forth in the complaint, counterclaims, defenses, cross-claims, or other pleadings in ePlus, Inc. v.

Ariba, Inc., Civil Action No. 1:04-cv-612 (LMB/BRP) (E.D. Va.), now pending in the United States District Court for the Eastern District of Virginia (Alexandria Division).

4. The releases by the Parties herein include an express, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law of the provisions, rights and benefits of Section 1542 of the California Civil Code, which reads:

Section 1542. Certain Claims Not Affected By General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties understand that they may hereafter discover facts other than or different from those which they know or believe to be true with respect to the released claims or the subject matter thereof, but the Parties immediately upon execution of this Agreement, hereby expressly waive and fully, finally and forever settle and release any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to each of the released claims and the subject matter thereof, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

5. The Parties to this Mutual Release admit no liability of any kind, make no representations as to any liability, and warrant that this Mutual Release is not an admission of any liability by any party thereto.

6. The Settlement and License Agreement entered into between the Parties on this day, together with the Mutual Release and other attachments thereto are all integrated into and part of this agreement, and together they constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements and discussions. Accordingly, this Mutual Release shall not operate to release any obligations under the foregoing Settlement and License Agreement.

7. In executing this Mutual Release, the Parties hereto do not rely and have not relied upon any oral representations or statements made by any Party hereto or by any affiliate,

officer, director, employee, attorney, agent, or representative of any Party hereto. The Parties hereto and each of them represent and warrant that:

a.	Each Party has received independent legal advice from its attorneys with respect to the advisability of entering this Mutual Release.

b.	Each Party acknowledges that it has read this Mutual Release and understands the contents thereof.

c.	Each party fully understands the nature and consequences of the terms of this Mutual Release and agrees to be legally bound by it; and

d.	Each party has the full and complete authority to execute this Mutual Release.

8. This Mutual Release may not be amended, modified, or changed except by a writing signed by each Party hereto.

9. The Parties each represent and warrant to each other: (1) that no person has or claims any interest in the claims, demands, causes of action, obligations, damages, or suits released in any of the foregoing Paragraphs hereof; (2) that they are the owner of all claims, demands, causes of action, obligations, damages or suits released in any of the foregoing Paragraphs hereof; (3) that they have full and complete authority to execute this Mutual Release; and (4) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage or liability covered hereby.

10. Each Party to this Mutual Release hereby agrees and acknowledges that the consideration received by it for this Mutual Release and for the execution thereof shall constitute adequate and full payment, satisfaction, discharge, compromise, and release of and from all matters for which the other party has released it or any other party referenced herein.

IN WITNESS WHEREOF, the Parties have caused this Mutual Release to be executed on the date(s) set forth below.

ARIBA, INC.

Date: February 12, 2005	By:
James Frankola
Chief Financial Officer

EPLUS, INC.

Date: February 12, 2005	By:
Phillip G. Norton
Chairman, Chief Executive Officer and President

EXHIBIT C

SCHEDULE OF EPLUS PATENTS

The following schedule may or may not be complete. To the extent that it is not complete, ePlus shall send notice to Ariba as soon as possible but no later than two weeks after the Effective Date of the Settlement and License Agreement.

ISSUED U.S. PATENTS

6,023,683	Electronic sourcing system and method
6,055,516	Electronic sourcing system
6,505,172	Electronic sourcing system

EXHIBIT D

SCHEDULE OF ARIBA PATENTS

ISSUED U.S. PATENTS

6,606,603	Method and apparatus for ordering items using electronic catalogs
6,584,451	Facilitator for aggregating buyer power in an on-line market system
6,285,989	Universal on-line trading market design and deployment system
6,564,192	Method and system for differential index bidding in online auctions
6,499,018	Method and system for controlling bidding in electronic auctions using bidder-specific bid limitations
6,408,283	Method and system for maintaining the integrity of electronic auctions using a configurable bid monitoring agent
6,230,147	Method and system for controlling an electronic auction during the transition to a closed state
6,230,146	Method and system for controlling closing times of electronic auctions involving multiple lots
6,223,167	Method and system for handling disruptions in the management of electronic auctions
6,216,114	Method and system for controlling the initiation and duration of overtime intervals in electronic auctions
6,199,050	Method and system for bidding in electronic auctions using flexible bidder-determined line-item guidelines